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                      [PRICEWATERHOUSECOOPERS LETTERHEAD]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


November 15, 1999


We have read the statements made by USDATA Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 11, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ PricewaterhouseCoopers LLP